UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
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Jo-Ann Stores
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Dear Shareholders;

Jo-Ann Stores succeeded in growing sales and improving net income in fiscal year 2009, despite the challenging economic conditions. Our company used its strong free cash flow from operating results and a substantial reduction of inventory to reduce long term debt and significantly increase our cash position. Our balance sheet is now among the strongest in our retail sector.

Throughout the year, our stores performed better than many retailers, as our core sewing and craft business continued to grow. However, weakness in the seasonal merchandise categories and on higher-ticket items, such as custom framing and home decorating fabrics, had a dampening effect on average ticket and overall sales. I believe the strength of our core business is a reflection of not only solid operating disciplines, but also a change in consumer values and behaviors stemming from the recession. The emerging trend toward families spending more time together at home should bode well for our industry and for Jo-Ann Stores over the longer term.

We made progress in revitalizing our store portfolio in fiscal 2009 by opening 21 new stores, remodeling 29 stores, and remerchandising more than 200 small format stores via our “store optimization” initiative. We also continued to invest in technology by rolling out a new suite of store systems, including new point-of sale, inventory management, human resources, and labor scheduling systems. These strategic investments in stores and technology position the company to grow more profitably and capture market share at a faster rate when the economy begins to improve.

In fiscal 2010, we will focus on expanding gross margin to improve financial performance, while also addressing a number of initiatives to drive sales and enhance our customer shopping experience. For example, our marketing will be modified to deliver a stronger value message; our in-store education and demonstration programs will be enhanced; and we will expand the product offering and functionality on our joann.com website. I am confident that we are taking the right steps to operate the company profitably in this difficult economy, while continuing to make decisions and investments focused on the longer term.

I want to thank our customers for their tremendous loyalty, and I would also like to express my gratitude to our Jo-Ann team members, our vendor partners, and our shareholders, for your ongoing support.

Sincerely,

Darrell Webb